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                                                                     EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                   ENRON CORP.

                                 ENRON BW CORP.

                                       and

                                  AZURIX CORP.

                                   dated as of

                                December 15, 2000
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                                TABLE OF CONTENTS

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                                                                                                                 Page
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
ARTICLE I..........................................................................................................1

Section 1.1       The Merger.......................................................................................1
Section 1.2       Effective Time...................................................................................1
Section 1.3       Effects of the Merger............................................................................2
Section 1.4       Certificate of Incorporation and By-Laws of the Surviving Corporation............................2
Section 1.5       Directors........................................................................................2
Section 1.6       Officers.........................................................................................2
Section 1.7       Conversion of Merger Sub Common Stock............................................................2
Section 1.8       Conversion of Shares.............................................................................2
Section 1.9       Options; Stock Plans.............................................................................3
Section 1.10      No Fractional Shares.............................................................................3
Section 1.11      Stockholders' Meeting; SEC Filings...............................................................3
Section 1.12      Closing..........................................................................................4

ARTICLE II.........................................................................................................5

Section 2.1       Dissenting Shares................................................................................5
Section 2.2       Payment for Shares...............................................................................5

ARTICLE III........................................................................................................6

Section 3.1       Organization and Qualification; Subsidiaries.....................................................6
Section 3.2       Capitalization; Subsidiaries.....................................................................7
Section 3.3       Authority........................................................................................7
Section 3.4       No Conflict; Required Filings and Consents.......................................................8
Section 3.5       SEC Reports and Financial Statements.............................................................9
Section 3.6       Information.....................................................................................10
Section 3.7       Absence of Certain Changes......................................................................10
Section 3.8       Brokers.........................................................................................10
Section 3.9       Determination of Special Committee; Recommendation of Company Board;
                  Opinions of Financial Advisors..................................................................10

ARTICLE IV........................................................................................................11

Section 4.1       Organization and Qualification..................................................................11
Section 4.2       Authority.......................................................................................11
Section 4.3       No Conflict; Required Filings and Consents......................................................11
Section 4.4       Information.....................................................................................12
Section 4.5       Financing; Ownership of Merger Sub Common Stock.................................................13

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
ARTICLE V.........................................................................................................13

Section 5.1       Conduct of Business of the Company..............................................................13
Section 5.2       Access to Information...........................................................................15
Section 5.3       Reasonable Best Efforts.........................................................................15
Section 5.4       Public Announcements............................................................................16
Section 5.5       Indemnification.................................................................................16
Section 5.6       Notification of Certain Matters.................................................................17
Section 5.7       Company Board Recommendation....................................................................18
Section 5.8       Exchange of Credit Agreement Obligations; Indenture.............................................18
Section 5.9       Employee Benefits...............................................................................19

ARTICLE VI........................................................................................................19

Section 6.1       Conditions to Obligations of Each Party under this Agreement....................................19
Section 6.2       Conditions to Obligations of Parent and Merger Sub under this Agreement.........................19
Section 6.3       Conditions to Obligation of the Company under this Agreement....................................20

ARTICLE VII.......................................................................................................20

Section 7.1       Termination.....................................................................................20
Section 7.2       Effect of Termination...........................................................................21
Section 7.3       Fees and Expenses...............................................................................21
Section 7.4       Amendment.......................................................................................21
Section 7.5       Extension; Waiver...............................................................................22

ARTICLE VIII......................................................................................................22

Section 8.1       Non-Survival of Representations and Warranties..................................................22
Section 8.2       Entire Agreement; Assignment....................................................................22
Section 8.3       Validity........................................................................................22
Section 8.4       Notices.........................................................................................22
Section 8.5       Governing Law...................................................................................24
Section 8.6       Descriptive Headings............................................................................24
Section 8.7       Counterparts....................................................................................24
Section 8.8       Parties in Interest.............................................................................24
Section 8.9       Certain Definitions.............................................................................24
Section 8.10      Specific Performance............................................................................25
Section 9.11      Causing Subsidiaries............................................................................25

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                             INDEX OF DEFINED TERMS

Defined Term                                                                                             Location
------------                                                                                             --------
affiliate...............................................................................................Section 8.9
Adverse Company Board Determination.....................................................................Section 5.7
Adverse Special Company Determination...................................................................Section 5.7
Cash Payments...........................................................................................Section 1.9
Certificates............................................................................................Section 2.2
Certificate of Designations.............................................................................Section 3.4
Closing................................................................................................Section 1.12
Closing Date...........................................................................................Section 1.12
Code....................................................................................................Section 3.7
Company Board................................................................................Introductory Paragraph
Company Disclosure Schedule.............................................................................Section 1.9
Consent.................................................................................................Section 3.4
control.................................................................................................Section 8.9
Credit Agreement........................................................................................Section 5.8
Dissenting Shares.......................................................................................Section 2.1
Effective Time..........................................................................................Section 1.2
Employee Benefit Arrangement............................................................................Section 5.1
ERISA...................................................................................................Section 3.7
Exchange Act............................................................................................Section 3.4
GAAP....................................................................................................Section 3.5
GCL..........................................................................................Introductory Paragraph
Governmental Entity.....................................................................................Section 3.4
HSR Act.................................................................................................Section 3.4
Indemnified Parties.....................................................................................Section 5.5
Indenture...............................................................................................Section 5.8
Lien....................................................................................................Section 3.2
Listed Plan.............................................................................................Section 3.7
Material Adverse Effect.................................................................................Section 3.1
Merger.......................................................................................Introductory Paragraph
Merger Consideration....................................................................................Section 1.8
Merger Sub Common Stock.................................................................................Section 4.5
Minority Approval Condition.............................................................................Section 6.1
Options.................................................................................................Section 1.9
Other Filings...........................................................................................Section 3.6
Parent Disclosure Schedule...............................................................................Article IV
Parent Knowledge Parties................................................................................Section 8.9
Parent Representatives..................................................................................Section 5.2
Paying Agent............................................................................................Section 2.2
Person..................................................................................................Section 8.9
person..................................................................................................Section 8.9
Preferred Stock.........................................................................................Section 3.2
Proxy Statement........................................................................................Section 1.11

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
Schedule 13E-3.........................................................................................Section 1.11
SEC....................................................................................................Section 1.11
SEC Reports.............................................................................................Section 3.5
Securities Act..........................................................................................Section 3.5
September 30, 2000 Balance Sheet........................................................................Section 3.5
Share...................................................................................................Section 1.8
significant subsidiaries................................................................................Section 3.1
Special Committee............................................................................Introductory Paragraph
Special Meeting........................................................................................Section 1.11
Stock Plans.............................................................................................Section 1.9
subsidiaries............................................................................................Section 8.9
subsidiary..............................................................................................Section 8.9
Support Agreement............................................................................Introductory Paragraph
Surviving Corporation...................................................................................Section 1.1
Surviving Corporation Common Stock......................................................................Section 1.7
Terminating Company Breach..............................................................................Section 7.1
Terminating Parent Breach...............................................................................Section 7.1
Violation...............................................................................................Section 3.4
Voting Debt.............................................................................................Section 3.2

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 15, 2000, by and among Enron Corp., an Oregon corporation ("Parent"), Enron BW Corp., a Delaware corporation and an indirect subsidiary of Parent ("Merger Sub"), and Azurix Corp., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and adopted the merger of Merger Sub with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, upon the execution and delivery of this Agreement, Atlantic Water Trust, a Delaware business trust ("AWT"), is simultaneously entering into and delivering a support agreement (the "Support Agreement");

         WHEREAS, a special committee (the "Special Committee") of the Board of Directors of the Company (the "Company Board") has unanimously determined that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates);

         WHEREAS, the Company Board at a meeting duly called and held has unanimously determined that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates), approved and adopted the Merger and resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger; and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         Section 1.2 Effective Time. At the Closing, the Company shall execute, in the manner required by the GCL, and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

         Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4 Certificate of Incorporation and By-Laws of the Surviving Corporation.

         (a) The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

         (b) Subject to the provisions of Section 5.5 of this Agreement, the By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

         Section 1.5 Directors. Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 1.7 Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become 1/1000 of a validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

         Section 1.8 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $.01 per share, of the Company (each, a "Share") issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares), shall be cancelled and retired and, subject to Section 1.10 relating to fractional shares, shall be converted into the right to receive 1/39,268,266 of a share of the Surviving Corporation Common Stock (together with the cash paid pursuant to Section 1.10 for

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fractional shares, the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

         Section 1.9 Options; Stock Plans. Prior to execution of this Agreement, the Company Board (or, if appropriate, one or more committees thereof) has adopted appropriate resolutions and has taken all other actions necessary or desirable to provide for the cancellation, effective at the Effective Time, of all of the outstanding stock options (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans") or under any agreement, without any payment therefor except as otherwise provided in this Section 1.9. As of the Effective Time, all Options (whether vested or unvested) shall be cancelled, to the extent such Options remain outstanding as of immediately prior to the Effective Time (and to the extent exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes), as soon as practicable following the Effective Time, equal to the product of (i) the total number of Shares subject to such Option (without regard to whether such Option was vested or unvested) and (ii) the excess, if any, of $8.375 over the exercise price per Share subject to such Option (the "Cash Payments"). All Options outstanding as of the date of this Agreement are listed in Section 3.2 of the disclosure schedule delivered to Parent by the Company prior to the date hereof (the "Company Disclosure Schedule"). The Company and Parent agree that the Cash Payments are the sole payments that will be made with respect to or in relation to the Options. The Company may take all such steps as may be required to cause the transactions contemplated by this Section 1.9 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

         Section 1.10 No Fractional Shares. Notwithstanding anything herein to the contrary, no certificates of scrip evidencing shares of Surviving Corporation Common Stock shall be issued in connection with the Merger, and any such fractional share interests to which a holder of record of a Share immediately prior to the Effective Time would otherwise be entitled shall not entitle such holder to vote or to any rights of a stockholder of the Surviving Corporation. In lieu of any such fractional shares, each holder of record of Shares at the Effective Time who but for the provisions of this Section 1.10 would be entitled to receive a fractional interest of a share of Surviving Corporation Common Stock by virtue of the Merger (after aggregating all such fractional interests attributable to such holder into whole shares and fractional shares of Surviving Corporation Common Stock) shall be paid $8.375 in cash without any interest thereon for each Share held of record by such holder immediately prior to the Effective Time, as hereinafter provided (rounding up the aggregate cash to be paid such holder, to the extent necessary, to the next $.01).

         Section 1.11 Stockholders' Meeting; SEC Filings.

         (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the date hereof, which

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

         obligation shall not be affected by a change in the Company Board's or the Special Committee's recommendation of this Agreement or the Merger pursuant to Section 5.7;

                  (ii) prepare and file with the Securities and Exchange Commission ("SEC") as promptly as practicable a preliminary proxy statement relating to this Agreement, and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and adoption of this Agreement by its stockholders; and

                  (iii) except as provided otherwise in Section 5.7, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and adoption of this Agreement.

         (b) Each of the parties shall use its reasonable best efforts to prepare and file with the SEC as promptly as practicable a Schedule 13E-3 (the "Schedule 13E-3") in connection with the transactions contemplated by this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Schedule 13E-3 and, after consultation with each other, to respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

         (c) Notwithstanding anything to the contrary herein, if an Adverse Company Board Determination or Adverse Special Committee Determination (as each such term is defined in Section 5.7) occurs after the satisfaction of the Minority Approval Condition (as defined in Section 6.1) but before the Closing, then the Minority Approval Condition shall not be deemed satisfied unless the Minority Approval Condition shall be satisfied as well at a subsequent special meeting of stockholders with respect to which such Adverse Company Board Determination or Adverse Special Committee Determination shall have been disclosed in the applicable proxy materials. The Company agrees to promptly call, give notice of, convene and hold such a special meeting of stockholders as soon as practicable after such Adverse Company Board Determination or Adverse Special Committee Determination, subject to compliance with the GCL and applicable securities laws.

         Section 1.12 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002, unless another date or place is agreed to in writing by the parties hereto.

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                                   ARTICLE II

                      DISSENTING SHARES; PAYMENT FOR SHARES

         Section 2.1 Dissenting Shares. Notwithstanding Section 1.8, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the GCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to conduct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or otherwise negotiate, any such demands.

         Section 2.2 Payment for Shares.

         (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment of the Merger Consideration pursuant to
Article I. At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Article I.

         (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Shares held by Parent or Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable.

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

         (c) Promptly following the date that is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub, except as set forth by specific reference to the applicable Section of this Article III in the Company Disclosure Schedule, as follows:

         Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) is a corporation or company duly incorporated or organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each of its significant subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in (where applicable) good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not reasonably be expected to have a Material Adverse Effect on the Company. The term "Material Adverse Effect," as used in this Agreement, means, with respect to the Company, an effect, change, event, development or occurrence that has had or will have a material adverse effect on the financial condition, results of operations, business or assets of the Company and its subsidiaries taken as a whole excluding (a) matters, effects, changes, events, developments or occurrences that are known to any of the Parent Knowledge Parties as of the date

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

of this Agreement, and (b) adverse changes in general economic or industry conditions or in the financial or capital markets.

         Section 3.2 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 500,000,000 Shares and 50,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the close of business on December 13, 2000, 117,342,939 Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and 35,660 Shares were held in treasury. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of December 13, 2000, there were 7,336,217 Shares reserved for issuance pursuant to outstanding Options granted under the Stock Plans. Section 3.2 of the Company Disclosure Schedule sets forth the number, exercise prices and expiration dates of each grant of outstanding Options. All the outstanding Shares are, and all Shares that may be issued pursuant to the exercise of outstanding Options will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above or in Section 3.2 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests and neither the Company nor any of its subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any of its significant subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries held directly or indirectly by the Company is duly authorized, validly issued, fully paid and nonassessable (except, in the case of non-United States subsidiaries, for immaterial failures to be such), and, except as disclosed in the SEC Reports, such shares of the Company's subsidiaries are owned by the Company or by a subsidiary of the Company in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Set forth in the SEC Reports is a complete and correct list of each significant subsidiary of the Company.

         Section 3.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares entitled to vote thereon, to the extent required

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

by applicable law and the satisfaction of the Minority Approval Condition and, with respect to compliance with Section 5.8, the approval by the Company Board of the Certificate of Designations establishing the preferred stock referred to in Section 5.8 (the "Certificate of Designations")). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

         Section 3.4 No Conflict; Required Filings and Consents.

         (a) Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act"), are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Exchange Act") and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the Certificate of Designations and the certificate of merger and other appropriate merger documents, if any, as required by the GCL, is made, (iv) approval of this Agreement by the holders of a majority of the Shares is received and the Minority Approval Condition is satisfied, and (v) the filings required under the competition and foreign investment and other applicable laws, each as set forth on Section 3.4 of the Company Disclosure Schedule, and the approvals and consents thereunder have been obtained (or waiting periods thereunder have been terminated or have expired), except as disclosed in Section 3.4 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its significant subsidiaries,
(ii) result in a breach or violation of, a default under or the triggering of any payment or the increase in any other obligations pursuant to, any of the Company's existing Employee Benefit Arrangements (as hereinafter defined) or any grant or award made under any of the foregoing, subject to compliance with
Article I with respect to Options and grants of restricted Shares, (iii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iv) assuming satisfaction of the condition set forth in Section 6.1(e), require the consent from or the giving of notice to a third party pursuant to, result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in any other obligation of, the Company or any of its subsidiaries or the creation of any material Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of (ii), (iii) and (iv) for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay consummation of the transactions contemplated hereby.

         (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing with respect to any Governmental Entity (as hereinafter defined) or any other third party being a "Consent"), any government or subdivision thereof, domestic or foreign (including supranational) or any administrative, governmental, legislative or regulatory authority, agency, commission, tribunal, court or body, domestic or foreign (including supranational) (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Designations and a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act, (iv) such filings, authorizations, orders and approvals, if any, as set forth in Section 3.4 of the Company Disclosure Schedule or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay consummation of the transactions contemplated hereby.

         Section 3.5 SEC Reports and Financial Statements.

         (a) The Company and its subsidiaries have filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC since December 31, 1999 (as amended since the time of their filing and prior to the date hereof, collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Securities Act") applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any note thereto) contained in the SEC Reports filed after December 31, 1999 present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its subsidiaries as of the dates or for the periods presented therein and were prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as set forth in the notes contained therein and subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount).

         (c) Except as reflected in the SEC Reports or reserved against in the balance sheet of the Company and its subsidiaries as of September 30, 2000 including the notes thereto (the "September 30, 2000 Balance Sheet") or as set forth in Section 3.5(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries have any material liabilities of a nature that would be required to be reflected on a balance sheet in accordance with

GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the September 30, 2000 Balance Sheet, including borrowings under credit agreements existing as of September 30, 2000.

         (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications existing as of the date hereof that have not yet been filed with the SEC (but which it would or will be required to file with the SEC) to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

         Section 3.6 Information. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement (or any amendment thereof), (ii) the Schedule 13E-3 or (iii) any other document required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub or AWT in writing specifically for inclusion in the Proxy Statement. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub or AWT in writing specifically for inclusion in the Proxy Statement or the Schedule 13E-3.

         Section 3.7 Absence of Certain Changes. Except as disclosed in Section
3.7 of the Company Disclosure Schedule or the SEC Reports, since December 31, 1999 through the date hereof there has not been any Material Adverse Effect on the Company.

         Section 3.8 Brokers. Except for the engagement of Salomon Smith Barney Inc. and Wasserstein Perella & Co., Inc. none of the Company, any of its subsidiaries, or to the Company's knowledge any of their respective officers, directors or employees has any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company has previously delivered to Parent a copy of the Company's engagement letters with Salomon Smith Barney Inc. and Wasserstein Perella & Co., Inc.

         Section 3.9 Determination of Special Committee; Recommendation of Company Board; Opinions of Financial Advisors. The Special Committee has unanimously determined that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates). The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than AWT and its affiliates),
(ii) approved this Agreement and the Merger, which approval satisfies in full the requirements of the GCL that the Agreement be approved by the Company Board, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger to the Company's stockholders; provided that such recommendation may be withdrawn, modified or amended to the extent the Company Board shall have determined in good faith, after consultation with the Special Committee's financial advisors, that the Merger and this Agreement are no longer in the best interests of the Company's stockholders (other than AWT and its affiliates). The Company is delivering to Parent the opinions of Salomon Smith Barney Inc. and Wasserstein Perella & Co., Inc., the Special Committee's financial advisors, to the effect that, as of the date hereof, the consideration to be received in the Merger by the Company's stockholders (other than AWT and its affiliates) is fair to the Company's stockholders (other than AWT and its affiliates) from a financial point of view.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                            OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         Section 4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

         Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

         Section 4.3 No Conflict; Required Filings and Consents.

         (a) Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder have terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the Certificate of Designations and the certificate of merger and appropriate merger documents, if any, as required by the GCL, is made and (iv) the filings required under the competition and foreign investment and other applicable laws, each as set forth in Section 3.4 of the Company Disclosure Schedule, and the approvals and consents thereunder have been obtained (or waiting periods thereunder have been terminated or have expired), none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to Parent or Merger Sub or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or any of their subsidiaries is a party or by which Parent or Merger Sub or any of their subsidiaries, AWT or Marlin Water Trust or any of their respective properties or assets may be bound or affected, except for any of the foregoing that would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

         (b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities, "blue sky" or takeover law, (ii) the filing of the Certificate of Designations and a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act, (iv) such filings, authorizations, orders and approvals, if any, as set forth in Section 3.4 of the Company Disclosure Schedule or (v) where the failure to obtain such Consent would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

         Section 4.4 Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in
(i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Proxy Statement. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Proxy Statement or the Schedule 13E-3. Without limiting the foregoing, all of the information that has been provided by Parent to the Company, the Special Committee or the financial or legal advisors to the Special Committee as to (a) contacts that any Parent Knowledge Parties has received from, or communications or discussions that Parent has engaged in with, other parties concerning a possible acquisition of the Company or its subsidiaries, any subsidiary of the Company or any of their respective assets or (b) any plans that any Parent Knowledge Parties may have with respect to the Company, any of its subsidiaries or any of their respective assets has been complete and accurate in all material respects.

         Section 4.5 Financing; Ownership of Merger Sub Common Stock.
Parent and Merger Sub collectively will have at the Effective Time and Parent will make available to Merger Sub sufficient funds to enable the Surviving Corporation to pay the aggregate Merger Consideration to the Paying Agent pursuant to Section 2.2. As of the date hereof there are, and as of immediately prior to the Effective Time there shall be, 1,000 shares of Merger Sub Common Stock issued and outstanding.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Conduct of Business of the Company. Except as required by this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with suppliers, customers and others having significant business relationships with the Company and its subsidiaries.

         Without limiting the generality of the foregoing, and except as otherwise required or expressly permitted by this Agreement or as set forth in
Section 5.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

         (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or adopt a plan of merger, consolidation, reorganization, dissolution or liquidation;

         (b) sell, pledge or encumber any stock owned by it in any of its subsidiaries;

         (c) (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares or any other capital stock of any class outstanding on the date hereof or (ii) make any other changes in its capital structure (other than incurrence of indebtedness under existing credit facilities or otherwise in the ordinary course of business);

         (d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its subsidiaries;

         (e) in the case of the Company, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

         (f) increase, or accelerate payment of, the compensation or benefits payable or to become payable to its directors, officers or, except in the ordinary course of business consistent with past practice in accordance with regular review and promotion cycles, employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or, except in the ordinary course of business consistent with past practice in accordance with regular review and promotion cycles, employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend, or waive any performance or vesting criteria or amend the exercise or grant price for any equity-based awards under any Plan for the benefit or welfare of any current or former directors, officers or employees of the Company or its subsidiaries or their beneficiaries or dependents (any of the foregoing being an "Employee Benefit Arrangement"), except, in each case, to the extent required by applicable law or regulation;

         (g) acquire, mortgage, encumber, sell, pledge, lease, license or dispose of any assets, except in the ordinary course of business consistent with past practice;

         (h) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur or prepay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party except in the ordinary course of business consistent with past practice, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and (except as would not be material) in accordance with their terms,
(iv) make any loans, advances or capital contributions to, or investments in, any person or entity other than the Company, its subsidiaries or entities in which the Company, directly or indirectly, has a significant equity interest, except for loans, advances, capital contributions or investments in the ordinary course, consistent with past practice, (v) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (vi) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by GAAP as advised by the Company's regular independent accountants;

         (i) settle or compromise any suit or claim or threatened suit or claim where the amount to be paid by the Company and its subsidiaries is greater than $25 million;

         (j) other than in the ordinary course of business consistent with past practice or if the result would not reasonably be expected to have a Material Adverse Effect on the Company, (i) modify, amend or terminate any material contract, (ii) waive, release, relinquish or assign any material contract (or any of the rights of the Company or any of its subsidiaries thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries; provided, however, that neither the Company nor any of its subsidiaries may under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

         (k) make any election concerning taxes not required by law (other than any such elections consistent with past practice) or settle or compromise any liability concerning taxes (other than as required by law or as would not reasonably be expected to have a Material Adverse Effect on the Company);

         (l) acquire (by merger, consolidation, acquisition of stock or assets, combination or other similar transaction) any material corporation, partnership or other business organization or division or assets thereof;

         (m) enter into any material contract or agreement other than in the ordinary course of business consistent with past practice;

         (n) except as may be required as a result of a change in law or in GAAP, make any change in its methods of accounting, including accounting policies and procedures concerning taxes, other than reasonable and usual changes in the ordinary course of business and consistent with past practice;

         (o) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the meetings contemplated by
Section 1.11 or as required by law; or

         (p) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 5.1.

         Section 5.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors and employees, to, give Parent and Merger Sub and their respective officers and employees (collectively, the "Parent Representatives") reasonable access during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and to furnish Parent, Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and Merger Sub may from time to time reasonably request. The Company shall furnish promptly to Parent and Merger Sub a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries pursuant to the requirements of federal or state or foreign securities laws after the date of this Agreement until the Effective Time.

         Section 5.3 Reasonable Best Efforts.

         (a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use its respective reasonable best efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Proxy Statement, the Schedule 13E-3, any required filings or requests for additional information under the HSR Act or other laws, or other foreign filings and any amendments to any thereof. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or Merger Sub or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Proxy Statement or the Schedule 13E-3, the discovering party will promptly inform the other party of such event or circumstance.

         (b) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to, and shall not, seek a consent of the holders of notes issued under the Indenture (as defined in Section 5.8) unless consented to in writing by Parent.

         (c) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Parent agrees that it will not take any action that would cause AWT to be in breach of the Support Agreement and will not take any action that would require AWT to transfer Shares under Section 9.01 or 9.03 of the Atlantic Water Trust Amended and Restated Trust Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

         Section 5.4 Public Announcements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any rules or regulations of any securities exchange.

         Section 5.5 Indemnification.

         (a) Parent shall indemnify each current director and officer of the Company and its subsidiaries (the "Indemnified Parties") who was or is a party or is threatened to be a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company or its subsidiaries to the fullest extent permitted by Delaware law.

         (b) Parent agrees that all rights to indemnification and advancement of expenses now existing in favor of any Indemnified Party and any other person who was a director or officer of the Company and its subsidiaries as provided in their respective charters or by-laws shall survive the

Merger and shall continue in full force and effect for a period of not less than the longer of six years from the Effective Time and any applicable statute of limitations. After the Effective Time, Parent agrees to cause the Surviving Corporation to honor all rights to indemnification and advancement of expenses referred to in the preceding sentence.

         (c) Parent agrees that the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last sentence of this Section 5.5(c)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

         (d) From and after the Effective Time, any Indemnified Party wishing to claim indemnification under paragraphs (a) or (b) of this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent, provided that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that such person is not entitled to indemnification under applicable law.

         (e) The Indemnified Parties are intended to be beneficiaries of the provisions of this Section 5.5 and are entitled to enforce its provisions.

         Section 5.6 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder. Without limiting the foregoing, from the date hereof through the Effective Time or earlier termination of this Agreement, Parent agrees to provide promptly to the Company to the attention of the Special Committee written notice of any proposal received by Parent or any of its subsidiaries from third parties and made known to any Parent Knowledge Parties concerning a possible acquisition by a third party of the Company or its securities, any subsidiary of the Company or any of their respective assets. Each such notice shall include copies of any written correspondence and the material details of any discussions. Each of the Company, Parent and Merger Sub shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         Section 5.7 Company Board Recommendation. The Company Board shall not withdraw, modify or change or propose publicly to withdraw, modify or change, in a manner adverse to Parent or Merger Sub, the recommendation by the Company Board of the Merger or this Agreement unless the Company Board shall have determined in good faith, after consultation with the Special Committee's financial advisors, that the Merger or this Agreement are no longer in the best interests of the Company's stockholders (other than AWT and its affiliates) (an "Adverse Company Board Determination"). The Special Committee shall not make or publicly propose to make, in a manner adverse to Parent or Merger Sub, a recommendation as to the Merger or this Agreement or withdraw, modify or change or propose publicly to withdraw, modify or change, in a manner adverse to Parent or Merger Sub, its determination that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates) unless the Special Committee shall have determined in good faith, after consultation with the Special Committee's financial advisors, that the Merger or this Agreement is no longer in the best interests of the Company's stockholders (other than AWT and its affiliates) (an "Adverse Special Committee Determination").

         Section 5.8 Exchange of Credit Agreement Obligations; Indenture. Unless otherwise agreed to in writing by Parent and the Company, immediately prior to the Closing, (i) Parent will exchange with the Company up to the then aggregate principal amount of the borrowings under the Credit Agreement dated as of May 1, 1999 between Parent and the Company, as amended (the "Credit Agreement"), for preferred stock of the Company having the terms set forth on Exhibit A and having an initial liquidation preference equal to the amount of the aggregate principal amount of the borrowings under the Credit Agreement so exchanged by Parent to the Company, and (ii) the Company agrees that at the Closing it will designate one or more of its subsidiaries as an Unrestricted Subsidiary (as such term is defined in the Indenture), in each case, so that the consummation of the Merger will not result in a default or event of default under the terms of any notes issued under the Indenture dated as of February 18, 2000 between the Company and Chase Bank of Texas, National Association, as Trustee (the "Indenture"), if such exchange and such designation would avoid such a default and event of default. The Company and Parent agree to consult with each other to determine the amount to be exchanged and which subsidiaries of the Company, if any, should be so designated.

         Section 5.9 Employee Benefits. Parent acknowledges that, after the Effective Time, the Surviving Corporation and its subsidiaries will continue to be obligated under employee benefit plans in effect as of the Effective Time in accordance with the terms of those plans. Parent may take action to cause the Surviving Corporation and its subsidiaries to amend, modify, alter or terminate those plans only in accordance with their terms.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 6.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

         (a) Stockholder Approval. The stockholders of the Company shall have duly approved the adoption of this Agreement in accordance with the GCL (the "Statutory Approval Condition").

         (b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity; and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the consummation of the Merger illegal.

         (c) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated and all approvals or consents listed on Schedule 3.4 of the Company Disclosure Schedule and Section 4.3 of the Parent Disclosure Schedule shall have been received or obtained (or waiting periods thereunder have been terminated or expired).

         (d) Minority Approval. Subject to Section 1.11(c), a majority of the Shares cast either for or against the adoption of this Agreement (excluding Shares owned by Parent, Merger Sub, AWT or any subsidiary thereof) shall have been cast for the adoption of this Agreement (the "Minority Approval Condition").

         (e) No Indenture Event of Default. Consummation of the Merger will not result in a default or event of default under the terms of any senior notes issued under the Indenture; provided, that Parent or the Company may assert this condition only if such default or event of default would occur notwithstanding compliance by such party with Section 5.8.

         Section 6.2 Conditions to Obligations of Parent and Merger Sub under this Agreement. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company that is qualified by Material Adverse Effect on the Company shall be true and correct and each of the representations and warranties of the Company that is not so qualified shall be true and correct except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on the Company, in each case, as of the date of this Agreement and (except for the representations and warranties contained in Sections 3.5 or 3.9) as of the Closing Date (except to the extent such representations and warranties speak as of a specific date in which case such representations and warranties shall not be so true and correct as of such specific date).

         (b) Covenants. The Company shall have observed and performed in all material respects all of its material covenants under this Agreement.

         (c) Consents. All Consents required to be filed or obtained by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been filed and obtained, except where the failure to file or obtain such Consent would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 6.3 Conditions to Obligation of the Company under this Agreement. The obligations of the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date in which case such representations and warranties shall be so true and correct as of such specific date).

         (b) Covenants. Parent and Merger Sub shall have observed and performed in all material respects all of their material covenants under this Agreement.

                                   ARTICLE VII

                         TERMINATION; AMENDMENTS; WAIVER

         Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger
Sub):

         (a) by the mutual written consent of the Company and Parent;

         (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this
Section 7.1(b);

         (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or if any representation or warranty shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Parent Breach"); provided that if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of their reasonable best efforts and for so long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(c);

         (d) by either Parent or the Company, if (i) the Special Meeting (or the stockholders' meeting contemplated by Section 1.11(c)) shall have been held and either the Statutory Approval Condition or the Minority Approval Condition shall have not been satisfied or (ii) the Merger shall not have been consummated on or before May 31, 2001;

         (e) by Parent or the Company if any court or other Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

         (f) by either the Company or Parent, if the Company Board approves a Superior Proposal (as defined in Section 8.9) or the Special Committee recommends a Superior Proposal; or

         (g) by Parent, if there shall have been an Adverse Company Board Determination or an Adverse Special Committee Determination.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees, stockholders or affiliates, other than the provisions of this Section 7.2 and Section 7.3 and Article VIII, which shall survive any such termination. Nothing contained in this Article VII shall relieve any party from liability for any willful breach of any covenant of this Agreement or any knowing and intentional breach of any representation or warranty of this Agreement occurring before termination.

         Section 7.3 Fees and Expenses.

         (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the reasonable costs and expenses (including reasonable attorneys' and expert witness fees) incurred in connection with such action.

         Section 7.4 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without the further approval of such stockholders, including the satisfaction of the Minority Approval Condition. Any amendment to this Agreement must be evidenced by an instrument in writing signed on behalf of all the parties. Notwithstanding the foregoing, this Agreement shall not be amended and the Company shall not extend or waive any of the obligations of Parent or Merger Sub hereunder without the approval of the Special Committee.

         Section 7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any party or in any document, certificate or writing delivered pursuant hereto by any party or (iii) waive compliance with any of the agreements of any party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided, however, that the signature of Parent shall constitute approval by Merger Sub of any such extension of waiver.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.1 and Section 5.5 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

         Section 8.2 Entire Agreement; Assignment.

         (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

         (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.3 Validity. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect or the validity or enforceability of such provisions in any other jurisdiction.

         Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and shall be deemed to have been duly given only when delivered in person, by overnight courier or facsimile to the respective parties as follows:

         If to Parent or Merger Sub:

         J. Mark Metts
         Executive Vice President, Corporate Development
         Enron Corp.
         1400 Smith Street
         Houston, Texas 77002
         Facsimile: (713) 646-8512


         with a copy to:

         James V. Derrick
         Executive Vice President and General Counsel
         Enron Corp.
         1400 Smith Street
         Houston, Texas 77002
         Facsimile: (713) 853-3920


         and:

         Scott N. Wulfe
         Vinson & Elkins L.L.P.
         2300 First City Tower
         1001 Fannin
         Houston, Texas 77002
         Facsimile: (713) 615-5637


         If to the Company:

         Herbert S. Winokur, Jr.
         Chairman of the Special Committee
         c/o Capricorn Management, G.P.
         30 East Elm Street
         Greenwich, CT  06830
         Facsimile: (203) 861-6671
         with a copy to:

         John C. Ale
         Executive Director and General Counsel
         Azurix Corp.
         333 Clay Street, Suite 1000
         Houston, TX 77002-7361 Facsimile: 713-345-5330

         and:

         Randall H. Doud
         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, NY 10036
         Facsimile: 212-735-2000

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

         Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Section 5.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.9 Certain Definitions. As used in this Agreement:

         (a) the term "Acquisition Proposal" shall mean any proposal or offer relating to the acquisition or purchase of all of the outstanding equity securities of the Company, any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning all of the equity securities of the Company, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of subsidiaries owned directly or indirectly by the Company) of the Company and its subsidiaries, taken as a whole;

         (b) the term "affiliate", as applied to any Person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

         (c) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act);

         (d) the term "subsidiary" or "subsidiaries" means, with respect to the Company or Parent, any corporation, partnership, joint venture or other legal entity of which the Company or Parent, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to 50% or more of the vote for the election of the board of directors or other governing body of such corporation or other entity and which is consolidated with the Company or Parent, as applicable, for financial reporting purposes under GAAP; and

         (e) the term "Superior Proposal" shall mean a bona fide written Acquisition Proposal that the Company Board or the Special Committee concludes in good faith (after consultation with the Company's or the Special Committee's financial advisors) would, if consummated, provide greater value to the Company's stockholders from a financial point of view than $8.375 per Share and for which financing is committed or which, in the good faith judgment of the Company Board or the Special Committee (after consultation with its financial advisors), is capable of being financed by the Person making the Acquisition Proposal.

         (f) the term "Parent Knowledge Parties" shall be those individuals identified on Section 8.9(f) of the Company Disclosure Schedule.

         Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 8.11 Causing Subsidiaries. Whenever this Agreement obligates the Company to cause, or to use reasonable efforts or reasonable best efforts to cause, any of its subsidiaries to undertake any action or to refrain from any course of action, that obligation is subject to any duties owed to minority shareholders or equity owners and (where required by applicable law) other stakeholders, such as customers or employees, and to the presence on the boards of directors of various subsidiaries of representatives of such persons and to undertakings or legal requirements for the independent conduct of the business of subsidiaries.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                                ENRON CORP.


                                                By: /s/J. MARK METTS
                                                    ----------------------------
                                                Name:  J. Mark Metts
                                                Title: Executive Vice President,
                                                       Corporate Development

                                                ENRON BW CORP.


                                                By: /s/J. MARK METTS
                                                    ----------------------------
                                                Name:  J. Mark Metts
                                                Title: President


                                                AZURIX CORP.


                                                By: /s/JOHN L. GARRISON,  JR.
                                                    ----------------------------
                                                Name:  John L. Garrison, Jr.
                                                Title: President and Chief
                                                       Executive Officer

                                                                       EXHIBIT A

                                SUMMARY OF TERMS

                                     AZURIX

                                 PREFERRED STOCK



ISSUER:                         Azurix Corp.

SHARES: 100 shares of a new series of 11% cumulative preferred stock, par value $.01 per share, of the Issuer (the "Preferred Stock") issued on the Closing Date under the Merger Agreement.

LIQUIDATION PREFERENCE:         The liquidation preference per share shall equal
                                (i) the quotient of the amount of the aggregate principal amount of the borrowings exchanged by Parent under the Credit Agreement pursuant to
                                Section 5.10 of the Agreement divided by 100, plus (ii) accrued and unpaid dividends, if any, on such share.

PRIORITY:                       The Preferred Stock shall rank senior to all
                                other classes and series of the Company's stock as to liquidation preference and dividend rights.

DIVIDENDS:                      Cumulative dividends shall cumulate and accrue
                                quarterly on each March 31, June 30, September
                                30 and December 31 at a rate equal to 2.75% per quarter (11% per annum) of the Liquidation
                                Preference as of such date (including accrued and unpaid dividends as of such date). Dividends accrued until the Optional Redemption Date (as defined below) may be paid at the Company's election at any time thereafter. Dividends accrued after the Optional Redemption Date shall be payable in cash on the dates on which they accrue.

VOTING RIGHTS:                  Except as otherwise required by applicable law,
                                holders of the Preferred Stock shall not have voting rights except that the holders of a majority of the Shares must approve, voting separately as a class, (i) any amendment to the terms of the Preferred Stock and (ii) any proposed issuance of capital stock of the Issuer that ranks senior to or pari passu with the Preferred Stock.

OPTIONAL REDEMPTION:            The shares of Preferred Stock shall not be
                                redeemable by the Issuer until the Optional
                                Redemption Date. The "Optional Redemption Date" shall be the first date that the Preferred Stock may be redeemed or repurchased by the Company and still not constitute Redeemable Stock (as such term is defined in the Indenture).
                                Following the Optional Redemption Date, the
                                Issuer shall have the right, upon not less than 30 days prior written notice, to redeem the shares of Preferred Stock in whole or in part at a price per share equal to the then Liquidation
                                Preference (with dividends accrued for any partial dividend period) (the "Redemption
                                Price").

MANDATORY REDEMPTION:           The Company shall be obligated to redeem all
                                outstanding Preferred Stock on the second anniversary of the Optional Redemption Date at the Redemption Price.

                                      -2-